Exhibit 99.1

Fabrinet Expands Board of Directors with Addition of Optical

Industry Veteran Greg Dougherty

BANGKOK, Thailand – February 28, 2019 – Fabrinet (NYSE: FN), a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced that it has appointed Gregory P. Dougherty to its Board of Directors, expanding Fabrinet’s Board of Directors to seven members.

“We’re excited to have an optical industry veteran joining our Board of Directors,” said Tom Mitchell, Chairman of Fabrinet. “Greg’s leadership experience will benefit our business as we expand on our leading position as a trusted precision manufacturing partner for our customers’ most demanding and complex products.”

Mr. Dougherty served as Chief Executive Officer of Oclaro, Inc., a maker of optical components and modules for the long-haul, metro and data center markets, from June 2013 and served as a director of Oclaro from April 2009, until its December 2018 acquisition by Lumentum Holdings Inc. Previously, Mr. Dougherty served as a director of Avanex Corporation, a leading global provider of intelligent photonic solutions, from April 2005 to April 2009, when Avanex and Bookham merged to create Oclaro.

From February 2001 until September 2002, Mr. Dougherty was the Chief Operating Officer at JDS Uniphase Corporation, an optical technology company. Prior to JDS, he was the Chief Operating Officer of SDL, Inc., a maker of laser diodes, from March 1997 to February 2001 when they were acquired by JDS. Mr. Dougherty currently serves as a director of IPG Photonics and Infinera. Mr. Dougherty received a bachelor’s degree in optics in 1983 from the University of Rochester.

Mr. Dougherty said, “I’m looking forward to applying my decades of operational experience at Fabrinet, a company that I have long admired. Fabrinet is widely recognized for its precision manufacturing and advanced packaging capabilities enabling technology leaders to focus on their core competencies by leveraging Fabrinet as a manufacturing partner to bring their most complicated products to market quickly, efficiently and effectively.”

About Fabrinet

Fabrinet is a leading provider of advanced optical packaging and precision optical, electro-mechanical, and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and subsystems, automotive components, medical devices, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, advanced packaging, integration, final assembly and test. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the United States of America, the People’s Republic of China and the United Kingdom. For more information visit: www.fabrinet.com.

SOURCE: Fabrinet

Investor Contact:

Garo Toomajanian

ir@fabrinet.com